Exhibit 99.1

Berkshire Hills Reports 16% Increase in Second Quarter Core EPS; Dividend Declared

PITTSFIELD, MA, July 22, 2015 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) reported $0.51 in core earnings per share in the second quarter of 2015, which was a 16% increase over second quarter results in the prior year.  Profit growth reflects positive operating leverage from ongoing business development.  Second quarter core EPS also increased at an 8% annualized rate compared to the prior quarter.  GAAP EPS totaled $0.35 in the most recent quarter and reflected net non-core charges primarily related to the Hampden Bancorp acquisition, which was completed on April 17.

SECOND QUARTER FINANCIAL HIGHLIGHTS (comparisons are to prior quarter unless otherwise stated):

•              8% annualized increase in core earnings per share

•              13% increase in commercial loans (8% annualized organic)

•              13% increase in deposits (10% annualized organic)

•              14% increase in fee income

•              61.5% efficiency ratio

•              0.05% improvement in core ROA to 0.81% (0.56% GAAP ROA)

•              0.27% non-performing assets/assets

•              0.27% net loan charge-offs/average loans

CEO Michael Daly stated, “We had a good second quarter in organic business development across our regions and business lines.  Commercial loan activity remained strong and deposits grew nicely after the slower winter quarter.  Loan and deposit fee income also advanced and mortgage banking revenues remained elevated.”

“I’m proud of our recent achievements in building Berkshire’s franchise.  The acquisition of Hampden Bancorp was completed in April and was followed by a seamless systems conversion in June.  We announced an agreement to acquire Firestone Financial, a commercial specialty lender in Eastern Massachusetts, and have moved expeditiously towards our goal of completing this attractive acquisition in August.”

Mr. Daly concluded, “The benefit of our positive operating leverage was demonstrated by improvement in our profitability and efficiency metrics in the second quarter.  Our net interest margin continued to improve and is expected to benefit from the planned

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

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Firestone acquisition in the third quarter.  In addition to improving bottom line results, we introduced Apple Pay™ convenience to our customers, and our employees participated in the biggest Week of Community Service in our Company’s history.   We continue to benefit from heightened recognition in our markets as a preferred partner, combining local focus with strong regional resources.”

DIVIDEND DECLARED

The Board of Directors voted to declare a cash dividend of $0.19 per share to shareholders of record at the close of business on August 6, 2015, payable on August 20, 2015.  This dividend equates to a 2.7% annualized yield based on the $27.92 average closing price of Berkshire’s common stock during the second quarter.

FINANCIAL CONDITION

Total assets increased by $948 million, or 14%, to $7.5 billion in the second quarter.  This includes approximately $700 million added by the Hampden acquisition, which resulted in increases in most categories of assets and liabilities.  Capital ratios improved and were enhanced by the equity issued for this acquisition.  Liquidity ratios improved due to the strong deposit growth during the quarter.

Total commercial loans increased at an 8% organic annualized rate in the second quarter.  This growth reflected ongoing strong originations offset in part by targeted reductions in lower margin accounts.  Total loans grew at a 5% annualized organic rate including mortgage growth less the impact of an ongoing repositioning of the auto loan portfolio.

Asset quality metrics remained favorable.  Annualized net loan charge-offs measured 0.27% of average loans for the quarter.   Quarter-end non-performing assets decreased to 0.27% of total assets and accruing delinquent loans decreased to 0.41% of total loans.  The loan loss allowance measured 0.70% of total loans.  Pursuant to accounting principles, no loan loss allowance was required for the $493 million in acquired Hampden loans, which were 9% of midyear loans.

Annualized organic deposit growth measured 10% in the second quarter, rebounding from slower growth in the winter quarter.  This growth included targeted promotions of money market and time deposits, along with higher brokered balances.  The ratio of loans/deposits was 99% at midyear, compared to 101% at the start of the year.  Total borrowings increased due to acquired Hampden borrowings, as well as approximately $100 million in additional borrowings which were subsequently repaid from excess cash on July 1, 2015.

Midyear tangible book value per share stood at $17.16, and was little changed from $17.19 at the start of the year despite the goodwill recorded for Hampden.  Total book value per share measured $28.02 at midyear. The $9 million accumulated other comprehensive income outstanding at the beginning of the quarter was eliminated due to lower bond prices following the recent rise in long term interest rates.  This noncash

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unrealized change reduced book value per share by approximately $0.32 but had no impact on the Company’s regulatory capital.  The Company issued approximately 4.2 million net shares for the Hampden acquisition.

RESULTS OF OPERATIONS

Most categories of revenue and expense increased in the most recent quarter including the impact of the added operations of Hampden Bancorp as of April 17.  Compared to the prior quarter, total core revenue increased by 16% and total core non-interest expense increased by 11%.  The Hampden acquisition was not estimated to be accretive to core EPS until after most planned cost saves are achieved in the second half of the year.  Including the benefit of the Hampden merger, profitability metrics improved, and Berkshire’s core ROA and core ROE increased compared to the prior quarter and to the second quarter of 2014.  The core return on tangible equity increased to 12.3%.  The second quarter efficiency ratio was 61.5% which was also an improvement over the prior quarter and year over year.  The Company recorded $0.16 per share in net non-core charges in the most recent quarter; these charges were primarily related to Hampden merger costs.  GAAP EPS totaled $0.35 per share including the impact of these charges, and the GAAP ROE was 5.1%.

Net interest income increased by $7.1 million, or 16%, compared to the prior quarter.  The net interest margin improved to 3.30% from 3.18% for these periods.  Net interest income included $2.2 million in purchased loan accretion primarily from recoveries on the collection of credit impaired loans in prior bank acquisitions.  Excluding purchased loan accretion, the margin improved to 3.16% in the most recent quarter compared to 3.15% in the prior quarter, including the benefit of higher loan yields and lower deposit costs.

Fee income increased quarter over quarter by $1.9 million, or 14%.  Fee income included strong organic growth in loan related fees, including revenues on interest rate swaps and seasoned loan sale gains.  Mortgage banking revenues remained elevated due to improved market conditions this year and deposit related fees increased from the slower winter quarter.  Non-core securities gains totaled $2.4 million primarily due to the income recognized on Hampden shares previously owned by Berkshire.

The loan loss provision totaled $4.2 million compared to $3.9 million in the prior quarter and exceeded net charge-offs in each of these quarters.   Core non-interest expense totaled $45.3 million.  At 2.52% of average assets, this ratio was little changed from the prior quarter.  Core non-interest expense growth of $4.6 million included Hampden operating costs, along with higher costs related to the increase in impaired loan recoveries and loan related revenue.  Expense growth also included additional investment in developing fee business lines to support future revenue growth.  GAAP non-interest expense totaled $54.0 million in the second quarter compared to $45.1 million in the prior quarter, including $8.7 million and $4.4 million in non-core expenses in the two periods, respectively.  Total full time equivalent staff increased by 6% to 1,153 including the Hampden team.  With its combined strategies of revenue growth and expense

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management, Berkshire operated with an improved efficiency ratio measuring 61.5% in the most recent quarter.  The Company had 93 ongoing branches as of midyear and in 2015 has consolidated seven branches and entered an agreement to sell its Tennessee branch in the second half of the year.

Berkshire’s income tax rate on core income was 17% in the most recent quarter, compared to 8% in the prior quarter.  This includes the impact of the higher income from the Hampden operations, and the lower proportional benefit of tax-advantaged investments.  Berkshire’s tax rate on GAAP income was 10% in the most recent quarter and reflected the tax benefit related to non-core Hampden merger related charges.

CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Thursday, July 23, 2015 to discuss the results for the quarter and provide guidance about expected future results. Participants should dial-in to the call 10-15 minutes before it begins. Information about the conference call follows:

Live Dial-in:	888-317-6003; access number: 6453365
Webcast:	ir.berkshirebank.com
Replay:	877-344-7529; access number: 10068292

A telephone replay of the call will be available through Friday, July 31, 2015. The webcast will be available on Berkshire’s website for an extended period of time.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. Berkshire has $7.5 billion in assets and 93 ongoing full-service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire has a pending agreement to acquire Firestone Financial Corp., a commercial specialty finance company with $190 million in assets, located in Needham, Massachusetts.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements.

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ADDITIONAL INFORMATION FOR STOCKHOLDERS

In connection with the proposed merger with Firestone Financial Corp., Berkshire has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that includes a Proxy Statement of Firestone and a Prospectus of Berkshire, as well as other relevant documents concerning the proposed merger. Investors and stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Registration Statement and Proxy Statement/Prospectus, as well as other filings containing information about Berkshire and Firestone, when they become available, may be obtained at the SEC’s Internet site (www.sec.gov). Copies of the Registration Statement and Proxy Statement/Prospectus and the filings that will be incorporated by reference therein may also be obtained, free of charge, from Berkshire’s website at ir.berkshirebank.com or by contacting Berkshire Investor Relations at 413-236-3149.

PARTICIPANTS IN SOLICITATION

Berkshire and Firestone and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Firestone in connection with the proposed merger. Information about the directors and executive officers of Berkshire is set forth in the proxy statement for Berkshire’s 2015 annual meeting of stockholders, as filed with the SEC on the Schedule 14A on April 1, 2015; in the Form 8-K filed April 28, 2015, and in the Form 8-K filed on May 7, 2015. Information about the directors and executive officers of Firestone is set forth in the Proxy Statement/Prospectus filed with the SEC by Berkshire on Form S-4/A on June 29, 2015.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading other relevant documents regarding the proposed merger filed with the SEC, as they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition.  They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.  In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.  The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and

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expense.  These measures exclude amounts which the Company views as unrelated to its normalized operations, including securities gains/losses, losses recorded for hedge terminations, merger costs, restructuring costs, systems conversion costs, and out-of-period adjustments.  Non-core adjustments are presented net of an adjustment for income tax expense.  This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to core income.  The efficiency ratio is adjusted for non-core revenue and expense items and for tax preference items.  The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.  Charges related to merger and acquisition activity consist primarily of severance/benefit related expenses, contract termination costs, and professional fees.  Systems conversion costs relate primarily to the Company’s core systems conversion and related systems conversions costs.   Restructuring costs primarily consist of costs and losses associated with the disposition of assets.   In the most recent quarter, the Company reported organic growth of loans and deposits, which excluded the balances of accounts acquired in the Hampden acquisition.

CONTACTS

Investor Relations Contact

Allison O’Rourke; Senior Vice President, Investor Relations Officer; 413-236-3149

Media Contact

Elizabeth Mach; Vice President, Marketing Officer; 413-445-8390

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BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-1)

	June 30,	March 31,	December 31,
(In thousands)	2015	2015	2014
Assets
Cash and due from banks	$177,858	$43,089	$54,179
Short-term investments	27,660	19,125	17,575
Total cash and short-term investments	205,518	62,214	71,754

Trading security	14,378	14,970	14,909
Securities available for sale, at fair value	1,204,756	1,099,656	1,091,818
Securities held to maturity, at amortized cost	86,994	42,818	43,347
Federal Home Loan Bank stock and other restricted securities	73,212	58,734	55,720
Total securities	1,379,340	1,216,178	1,205,794

Loans held for sale, at fair value	48,514	29,305	19,493

Residential mortgages	1,637,356	1,473,239	1,496,204
Commercial real estate	1,907,237	1,672,099	1,611,567
Commercial and industrial loans	921,190	826,815	804,366
Consumer loans	818,831	756,510	768,463
Total loans	5,284,614	4,728,663	4,680,600
Less: Allowance for loan losses	(37,197)	(36,286)	(35,662)
Net loans	5,247,417	4,692,377	4,644,938

Premises and equipment, net	87,519	85,053	87,279
Other real estate owned	674	1,444	2,049
Goodwill	308,043	264,742	264,742
Other intangible assets	12,473	10,627	11,528
Cash surrender value of bank-owned life insurance	123,536	105,302	104,588
Deferred tax asset, net	39,565	26,828	28,776
Other assets	66,148	77,169	61,090
Total assets (1)	$7,518,747	$6,571,239	$6,502,031

Liabilities and stockholders’ equity
Demand deposits	$1,012,003	$892,225	$869,302
NOW deposits	458,570	436,458	426,108
Money market deposits	1,477,770	1,372,924	1,407,179
Savings deposits	621,909	512,607	496,344
Time deposits	1,751,924	1,505,469	1,455,746
Total deposits	5,322,176	4,719,683	4,654,679

Senior borrowings	1,176,484	956,118	962,576
Subordinated borrowings	89,782	89,765	89,747
Total borrowings	1,266,266	1,045,883	1,052,323

Other liabilities	103,154	89,443	85,742
Total liabilities	6,691,596	5,855,009	5,792,744

Total stockholders’ equity	827,151	716,230	709,287
Total liabilities and stockholders’ equity	$7,518,747	$6,571,239	$6,502,031

Net shares outstanding	29,521	25,253	25,183

(1) The Company acquired Hampden Bancorp, Inc. (“Hampden”) on April 17, 2015 with total assets of $0.7 billion.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-2)

LOAN ANALYSIS

					Organic Annualized Growth %
(in millions)	June 30, 2015 Balance	Acquired Hampden Balance	March 31, 2015 Balance	Dec. 31, 2014 Balance	Quarter ended June 30, 2015	Year to date

Total residential mortgages	$1,638	$130	$1,473	$1,496	10%	2%

Commercial real estate	1,907	240	1,672	1,612	(1)	7
Commercial and industrial loans	921	41	827	804	26	19
Total commercial loans	2,828	281	2,499	2,416	8	11

Home equity	351	35	318	319	(1)	(1)
Auto and other	468	47	439	450	(17)	(13)
Total consumer loans	819	82	757	769	(10)	(8)
Total loans	$5,285	$493	$4,729	$4,681	5%	5%

DEPOSIT ANALYSIS

					Organic Annualized Growth %
(in millions)	June 30, 2015 Balance	Acquired Hampden Balance	March 31, 2015 Balance	Dec. 31, 2014 Balance	Quarter ended June 30, 2015	Year to date
Demand	$1,012	$97	$892	$869	10%	11%
NOW	458	51	436	426	(27)	(9)
Money market	1,478	62	1,373	1,407	13	1
Savings	622	120	513	497	(8)	2
Total non-maturity deposits	3,570	330	3,214	3,199	3	3

Total time deposits	1,752	154	1,506	1,456	24	20
Total deposits	$5,322	$484	$4,720	$4,655	10%	8%

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-3)

	Three Months Ended		Six Months Ended
	June, 30		June 30,
(In thousands, except per share data)	2015	2014	2015	2014
Interest and dividend income
Loans	$51,504	$42,309	$95,949	$84,803
Securities and other	8,899	8,866	17,205	16,167
Total interest and dividend income	60,403	51,175	113,154	100,970
Interest expense
Deposits	5,292	4,478	10,241	9,199
Borrowings	2,474	2,368	4,783	4,676
Total interest expense	7,766	6,846	15,024	13,875
Net interest income	52,637	44,329	98,130	87,095
Non-interest income
Loan related income	2,783	1,846	4,066	3,094
Mortgage banking income	1,546	691	2,799	1,063
Deposit related fees	6,442	6,610	12,119	12,049
Insurance commissions and fees	2,486	2,460	5,453	5,509
Wealth management fees	2,397	2,294	5,000	4,843
Total fee income	15,654	13,901	29,437	26,558
Other	(1,258)	402	(2,513)	926
Securities gains, net	2,384	203	2,418	237
Loss on termination of hedges	—	—	—	(8,792)
Total non-interest income	16,780	14,506	29,342	18,929
Total net revenue	69,417	58,835	127,472	106,024
Provision for loan losses	4,204	3,989	8,055	7,385
Non-interest expense
Compensation and benefits	24,503	20,279	46,314	40,138
Occupancy and equipment	7,243	6,656	14,351	13,470
Technology and communications	4,090	3,800	7,683	7,578
Marketing and promotion	800	621	1,513	1,142
Professional services	1,375	1,024	2,647	2,176
FDIC premiums and assessments	1,143	1,029	2,272	2,038
Other real estate owned and foreclosures	251	33	502	556
Amortization of intangible assets	934	1,274	1,835	2,580
Merger, restructuring and conversion expense (1)	8,711	190	13,132	6,491
Other	4,975	4,357	8,924	8,454
Total non-interest expense	54,025	39,263	99,173	84,623

Income before income taxes	11,188	15,583	20,244	14,016
Income tax expense	1,144	4,119	1,441	3,658
Net income	$10,044	$11,464	$18,803	$10,358

Earnings per share:
Basic	$0.35	$0.46	$0.71	$0.42
Diluted	$0.35	$0.46	$0.70	$0.42

Weighted average shares outstanding:
Basic	28,301	24,715	26,557	24,707
Diluted	28,461	24,809	26,713	24,821

(1)         Merger, restructuring and conversion expenses include Hampden acquisition and branch acquisition related expenses and restructuring expenses.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Quarters Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(In thousands, except per share data)	2015	2015	2014	2014	2014
Interest and dividend income
Loans	$51,504	$44,445	$45,706	$43,958	$42,309
Securities and other	8,899	8,306	8,310	8,098	8,866
Total interest and dividend income	60,403	52,751	54,016	52,056	51,175
Interest expense
Deposits	5,292	4,949	5,109	4,877	4,478
Borrowings	2,474	2,309	2,260	2,230	2,368
Total interest expense	7,766	7,258	7,369	7,107	6,846
Net interest income	52,637	45,493	46,647	44,949	44,329
Non-interest income
Loan related income	2,783	1,283	1,763	1,471	1,846
Mortgage banking income	1,546	1,253	504	994	691
Deposit related fees	6,442	5,677	6,137	6,449	6,610
Insurance commissions and fees	2,486	2,967	2,223	2,632	2,460
Wealth management fees	2,397	2,603	2,373	2,330	2,294
Total fee income	15,654	13,783	13,000	13,876	13,901
Other	(1,258)	(1,255)	1,200	520	402
Securities gains, net	2,384	34	—	245	203
Loss on termination of hedges	—	—	—	—	—
Total non-interest income	16,780	12,562	14,200	14,641	14,506
Total net revenue	69,417	58,055	60,847	59,590	58,835
Provision for loan losses	4,204	3,851	3,898	3,685	3,989
Non-interest expense
Compensation and benefits	24,503	21,811	20,965	20,665	20,279
Occupancy and equipment	7,243	7,108	6,655	6,780	6,656
Technology and communications	4,090	3,593	3,702	3,484	3,800
Marketing and promotion	800	713	771	659	621
Professional services	1,375	1,272	1,205	830	1,024
FDIC premiums and assessments	1,143	1,129	1,083	1,163	1,029
Other real estate owned and foreclosures	251	251	232	13	33
Amortization of intangible assets	934	901	996	1,236	1,274
Merger, restructuring and conversion expense (1)	8,711	4,421	1,762	238	190
Other	4,975	3,949	4,305	4,619	4,357
Total non-interest expense	54,025	45,148	41,676	39,687	39,263

Income before income taxes	11,188	9,056	15,273	16,218	15,583
Income tax expense	1,144	297	3,875	4,230	4,119
Net income	$10,044	$8,759	$11,398	$11,988	$11,464

Earnings per share:
Basic	$0.35	$0.35	$0.46	$0.48	$0.46
Diluted	$0.35	$0.35	$0.46	$0.48	$0.46

Weighted average shares outstanding:
Basic	28,301	24,803	24,758	24,747	24,715
Diluted	28,461	24,955	24,912	24,861	24,809

(1) See note on Page F-3

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - UNAUDITED - (F-5)

	At or for the Quarters Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2015	2015	2014	2014	2014
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$4,234	$4,153	$3,908	$4,810	$5,295
Commercial real estate	9,733	13,516	12,878	12,192	12,583
Commercial and industrial loans	3,031	1,308	1,705	2,225	4,821
Consumer loans	2,991	3,032	3,214	3,660	3,359
Total non-accruing loans	19,989	22,009	21,705	22,887	26,058
Other real estate owned	674	1,444	2,049	4,854	2,445
Total non-performing assets	$20,663	$23,453	$23,754	$27,741	$28,503

Total non-accruing loans/total loans	0.38%	0.47%	0.46%	0.50%	0.59%
Total non-performing assets/total assets	0.27%	0.36%	0.37%	0.44%	0.45%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$36,286	$35,662	$34,966	$34,353	$33,602
Charged-off loans	(4,176)	(3,432)	(3,660)	(3,360)	(3,516)
Recoveries on charged-off loans	883	205	458	288	278
Net loans charged-off	(3,293)	(3,227)	(3,202)	(3,072)	(3,238)
Provision for loan losses	4,204	3,851	3,898	3,685	3,989
Balance at end of period	$37,197	$36,286	$35,662	$34,966	$34,353

Allowance for loan losses/total loans	0.70%	0.77%	0.76%	0.77%	0.77%
Allowance for loan losses/non-accruing loans	186%	165%	164%	153%	132%

NET LOAN CHARGE-OFFS
Residential mortgages	$(367)	$(299)	$(181)	$(394)	$(602)
Commercial real estate	(2,461)	(2,007)	(1,810)	(1,470)	(1,028)
Commercial and industrial loans	(124)	(375)	(540)	(687)	(1,341)
Home equity	(174)	(202)	(240)	(193)	(51)
Auto and other consumer	(167)	(344)	(431)	(328)	(216)
Total, net	$(3,293)	$(3,227)	$(3,202)	$(3,072)	$(3,238)

Net charge-offs (QTD annualized)/average loans	0.27%	0.28%	0.29%	0.28%	0.31%
Net charge-offs (YTD annualized)/average loans	0.26%	0.28%	0.29%	0.29%	0.30%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.29%	0.28%	0.42%	0.32%	0.34%
90+ Days delinquent and still accruing	0.12%	0.15%	0.10%	0.12%	0.21%
Total accruing delinquent loans	0.41%	0.43%	0.52%	0.44%	0.55%
Non-accruing loans	0.38%	0.47%	0.46%	0.50%	0.59%
Total delinquent and non-accruing loans	0.79%	0.90%	0.98%	0.94%	1.14%

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-6)

	At or for the Quarters Ended (1)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
	2015	2015	2014	2014	2014

PER SHARE DATA
Core earnings, diluted	$0.51	$0.50	$0.48	$0.46	$0.44
Net earnings, diluted	0.35	0.35	0.46	0.48	0.46
Tangible book value	17.16	17.46	17.19	16.67	16.40
Total book value	28.02	28.36	28.17	27.69	27.49
Market price at period end	28.48	27.70	26.66	23.49	23.22
Dividends	0.19	0.19	0.18	0.18	0.18

PERFORMANCE RATIOS (2)
Core return on assets	0.81%	0.76%	0.75%	0.73%	0.71%
Return on assets	0.56	0.54	0.71	0.77	0.75
Core return on equity	7.32	7.06	6.89	6.59	6.32
Core return on tangible equity	12.30	12.14	11.96	11.76	11.34
Return on equity	5.05	5.00	6.52	6.95	6.64
Net interest margin, fully taxable equivalent	3.30	3.18	3.23	3.20	3.26
Fee income/Net interest and fee income	22.92	23.25	21.79	23.59	23.87
Efficiency ratio	61.51	63.27	62.46	62.89	62.96

GROWTH
Total commercial loans, year-to-date (organic annualized)	11%	14%	15%	14%	19%
Total loans, year-to-date (organic annualized)	5	4	12	12	13
Total net revenues, year-to-date, compared to prior year	20	23	—	(3)	(7)
Core earnings per share, year-to-date	17	19	(4)	(10)	(15)
Earnings per share, year-to-date (4)	69	N/M	(18)	(27)	(54)

FINANCIAL DATA (In millions)
Total assets	$7,519	$6,571	$6,502	$6,352	$6,311
Total earning assets	6,740	5,993	5,923	5,765	5,700
Total investments	1,379	1,216	1,206	1,171	1,198
Total loans	5,285	4,729	4,681	4,553	4,450
Allowance for loan losses	37	36	36	35	34
Total intangible assets	321	275	276	277	279
Total deposits	5,322	4,720	4,655	4,563	4,479
Total stockholders’ equity	827	716	709	697	690
Total core income	14.6	12.4	12.0	11.4	10.9
Total net income	10.0	8.8	11.4	12.0	11.5

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.27%	0.28%	0.29%	0.28%	0.31%
Allowance for loan losses/total loans	0.70	0.77	0.78	0.77	0.77

CONDITION RATIOS
Stockholders’ equity to total assets	11.00%	10.90%	10.91%	10.97%	10.94%
Tangible stockholders’ equity to tangible assets (3)	7.04	7.00	6.95	6.91	6.81
Investments to total assets	18.35	18.51	18.54	18.43	18.99
Loans/deposits	99	100	101	100	99

(1)  Reconciliation of Non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10.

(2)       All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

(3)       Tangible assets are total assets less total intangible assets.

(4)       N/M means not meaningful.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES - UNAUDITED - (F-7)

	Quarters Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(In thousands)	2015	2015	2014	2014	2014
Assets
Loans:
Residential mortgages	$1,562,503	$1,469,910	$1,468,271	$1,412,720	$1,379,625
Commercial real estate	1,889,306	1,646,638	1,611,343	1,579,258	1,488,462
Commercial and industrial loans	886,297	806,710	733,750	716,787	703,798
Consumer loans	821,933	765,938	782,584	763,296	729,654
Total loans (1) (5)	5,160,039	4,689,196	4,595,948	4,472,061	4,301,539
Securities (2)	1,301,918	1,176,559	1,190,182	1,169,765	1,225,646
Short-term investments and loans held for sale	72,003	55,652	54,843	39,496	28,426
Total earning assets	6,533,960	5,921,407	5,840,973	5,681,322	5,555,611
Goodwill and other intangible assets	303,780	275,732	276,645	277,775	279,024
Other assets	357,026	300,264	304,909	305,698	311,176
Total assets	$7,194,766	$6,497,403	$6,422,527	$6,264,795	$6,145,811

Liabilities and stockholders’ equity
Deposits (4):
NOW	$460,378	$423,474	$415,806	$417,802	$425,824
Money market	1,437,428	1,408,777	1,426,722	1,405,454	1,448,624
Savings	606,231	502,412	479,988	480,036	481,790
Time	1,558,350	1,419,706	1,425,865	1,406,914	1,152,651
Total interest-bearing deposits	4,062,387	3,754,369	3,748,381	3,710,206	3,508,889
Borrowings	1,287,319	1,106,541	1,053,884	980,135	1,113,431
Total interest-bearing liabilities	5,349,706	4,860,910	4,802,265	4,690,341	4,622,320
Non-interest-bearing demand deposits	974,160	869,780	863,795	824,489	779,775
Other liabilities	75,487	65,453	56,805	60,088	52,712
Total liabilities	6,399,353	5,796,143	5,722,865	5,574,918	5,454,807

Total stockholders’ equity	795,413	701,260	699,662	689,877	691,004

Total liabilities and stockholders’ equity	$7,194,766	$6,497,403	$6,422,527	$6,264,795	$6,145,811

Supplementary data
Total non-maturity deposits (4)	$3,478,197	$3,204,443	$3,186,311	$3,127,781	$3,136,013
Total deposits (4)	5,036,547	4,624,149	4,612,176	4,534,695	4,288,664
Fully taxable equivalent income adjustment	1,068	889	887	859	852
Total average tangible equity (3)	491,633	425,528	423,017	412,102	411,980

__________________________
(1)	Total loans include non-accruing loans.
(2)	Average balances for securities available-for-sale are based on amortized cost.
(3)	Total average tangible equity results from the subtraction of average goodwill and other intangible assets from total average stockholders’ equity.
(4)	The average balances of deposits include the deposits held for sale presented under other liabilities on the consolidated balance sheet.
(5)	The average balances of loans include the loans associated with the Tennessee branch sale presented under loans held for sale on the consolidated balance sheet.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE YIELDS  (Fully Taxable Equivalent - Annualized) - UNAUDITED - (F-8)

	Quarters Ended
	June 30,	March 31,	Dec. 30,	Sept. 30,	June 30,
	2015	2015	2014	2014	2014

Earning assets
Loans:
Residential mortgages	4.08%	3.94%	3.88%	3.86%	3.99%
Commercial real estate	4.46	4.12	4.18	4.26	4.20
Commercial and industrial loans	3.64	3.70	4.22	3.79	3.82
Consumer loans	3.24	3.23	3.35	3.34	3.49
Total loans	4.02	3.86	3.96	3.91	3.96
Securities	2.99	3.10	3.00	2.98	3.13
Short-term investments and loans held for sale	1.13	1.40	1.37	1.65	1.40
Total earning assets	3.77	3.67	3.73	3.70	3.76

Funding liabilities
Deposits:
NOW	0.15	0.14	0.15	0.17	0.15
Money market	0.37	0.40	0.42	0.37	0.36
Savings	0.17	0.15	0.14	0.14	0.16
Time	0.91	0.92	0.91	0.91	0.98
Total interest-bearing deposits	0.52	0.53	0.54	0.52	0.51
Borrowings	0.77	0.85	0.85	0.90	0.85
Total interest-bearing liabilities	0.58	0.61	0.61	0.60	0.59

Net interest spread	3.19	3.06	3.12	3.10	3.17
Net interest margin	3.30	3.18	3.23	3.20	3.26

Cost of funds (1)	0.49	0.51	0.52	0.51	0.51
Cost of deposits (2)	0.42	0.43	0.44	0.43	0.42

(1) Cost of funds includes all deposits and borrowings.

(2) The average cost of deposits include the deposits held for sale.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - UNAUDITED - (F-9)

		At or for the Quarters Ended
		June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)		2015	2015	2014	2014	2014
Net income		$10,044	$8,759	$11,398	$11,988	$11,464
Adj: Securities gains		(2,384)	(34)	—	(245)	(203)
Adj: Loss on termination of hedges		—	—	—	—	—
Adj: Merger and acquisition expense		5,665	3,275	1,708	—	52
Adj: Restructuring and conversion expense		3,046	1,146	54	238	138
Adj: Income taxes		(1,815)	(772)	(1,114)	(612)	(536)
Total core income	(A)	$14,556	$12,374	$12,046	$11,369	$10,915

Total revenue		$69,417	$58,055	$60,847	$59,590	$58,835
Adj: Securities gains		(2,384)	(34)	—	(245)	(203)
Total core revenue	(B)	$67,033	$58,021	$60,847	$59,345	$58,632

Total non-interest expense		$54,025	$45,148	$41,676	$39,687	$39,263
Less: Total non-core expense (see above)		(8,711)	(4,421)	(1,762)	(238)	(190)
Core non-interest expense	(C)	$45,314	$40,727	$39,914	$39,449	$39,073

(in millions, except per share data)
Total average assets	(D)	$7,195	$6,497	$6,423	$6,265	$6,146
Total average stockholders’ equity	(E)	795	701	700	690	691
Total average tangible stockholders’ equity	(F)	492	426	423	412	412
Total tangible stockholders’ equity, period-end (1)	(G)	507	441	433	420	411

Total common shares outstanding, period-end (thousands)	(H)	29,521	25,253	25,183	25,173	25,115
Average diluted shares outstanding (thousands)	(I)	28,461	24,955	24,912	24,861	24,809

Core earnings per share, diluted	(A/I)	$0.51	$0.50	$0.48	$0.46	$0.44
Tangible book value per share, period-end	(G/H)	$17.16	$17.46	$17.19	$16.67	$16.40

Performance ratios (2)
Core return on assets	(A/D)	0.81%	0.76%	0.75%	0.73%	0.71%
Core return on equity	(A/E)	7.32	7.06	6.89	6.59	6.32
Core return on tangible equity (3)	(A/F)	12.30	12.14	11.96	11.76	11.34
Efficiency ratio	(C-L)/(B+J+M)	61.51	63.27	62.46	62.89	62.96

Supplementary data (in thousands)
Tax benefit - tax-advantaged investments (4)	(J)	$4,034	$4,034	$570	$555	$555
Non-interest income charge - tax-advantaged investments (5)	(K)	(2,851)	(2,851)	(417)	(417)	(417)
Net income on tax-advantaged investments	(J+K)	1,183	1,183	153	138	138
Intangible amortization	(L)	934	901	996	1,236	1,274
Fully taxable equivalent income adjustment	(M)	1,068	889	887	859	852

(1)         Total tangible stockholders’ equity is computed by taking total stockholders’ equity less the intangible assets at period-end.

(2)         Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.

(3)         Core return on tangible equity is computed by dividing the total core income adjusted for the tax-affected amortization of intangible assets, assuming a 40% marginal rate, by tangible equity.

(4)         The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation, low-income housing, new market projects, and renewable energy projects.

(5)         The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - UNAUDITED - (F-10)

		As of or at Six Months Ended
		June 30,	June 30,
(Dollars in thousands)		2015	2014
Net income		$18,803	$10,358
Adj: Securities gains		(2,418)	(237)
Adj: Loss on termination of hedges		—	8,792
Adj: Merger and acquisition expenses		8,940	3,689
Adj: Restructuring and conversion expenses		4,192	2,803
Adj: Out-of-period adjustment (1)		—	1,381
Adj: Income taxes		(2,587)	(5,459)
Total core income	(A)	$26,930	$21,327
Total revenue		127,472	$106,024
Adj: Securities gains		(2,418)	(237)
Adj: Loss on termination of hedges		—	8,792
Adj: Out-of-period adjustment (1)		—	1,381
Total core revenue	(B)	$125,054	$115,960
Total non-interest expense		$99,173	$84,623
Less: Total non-core expense (see above)		(13,132)	(6,492)
Core non-interest expense	(C)	$86,041	$78,131

(Dollars in millions, except per share data)
Total average assets	(D)	$6,846	$5,999
Total average stockholders’ equity	(E)	748	692
Total average tangible stockholders’ equity	(F)	459	413
Total tangible stockholders’ equity, period-end (2)	(G)	507	411
Total common shares outstanding, period-end (thousands)	(H)	29,521	25,115
Average diluted shares outstanding (thousands) (3)	(I)	26,713	24,821
Core earnings per common share, diluted	(A/I)	$1.01	$0.86
Tangible book value per common share, period-end	(G/H)	$17.16	$16.40

Performance ratios (4)
Core return on assets	(A/D)	0.79%	0.71%
Core return on equity	(A/E)	7.20	6.17
Core return on tangible equity (5)	(A/F)	12.23	11.09
Efficiency ratio	(C-L)/(B+J+M)	62.34	63.68

Supplementary data
Tax benefit - tax-advantaged investments (6)	(J)	$8,068	$1,110
Non-interest income charge - tax-advantaged investments (7)	(K)	(5,703)	(834)
Net income on tax-advantaged investments	(J+K)	2,365	276
Intangible amortization	(L)	1,835	2,580
Fully taxable equivalent income adjustment	(M)	1,957	1,570

GAAP return on assets		0.55%	0.35%
GAAP return on equity		5.03	3.00
Net interest margin		3.24	3.31

(1)         The out of period adjustment shown above relates to interest income earned on loans acquired in bank acquisitions.

(2)         Total tangible stockholders’ equity is computed by taking total stockholders’ equity less the intangible assets at period-end.

(3)         Average diluted shares computed for core earnings per share differ from GAAP average diluted shares, in the first quarter of 2014, due to the GAAP net loss compared to core net income for the period.

(4)         Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.

(5)         Core return on tangible equity is computed by dividing the total core income adjusted for the tax-affected amortization of intangible assets, assuming a 40% marginal rate, by tangible equity.

(6)         The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation, low-income housing, new market projects, and renewable energy projects.

(7)         The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.